Exhibit 1.1

Execution Version

UNDERWRITING AGREEMENT

July 24, 2014

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

As Representative of the Underwriters

One Bryant Park

New York, New York 10036

Ladies and Gentlemen:

Introductory. Compressco Partners, L.P., a Delaware limited partnership (the “Partnership”), proposes to issue and sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and the other several underwriters named in Schedule A (the “Underwriters”), acting severally and not jointly, the respective amounts set forth in such Schedule A of 15,280,000 common units representing limited partner interests (the “Common Units”). Merrill Lynch has agreed to act as the representative of the several Underwriters (the “Representative”) in connection with the offering and sale (the “Offering”) of the Common Units.

The aforesaid Common Units (the “Initial Securities”) to be purchased by the Underwriters and all or any part of the Common Units subject to the option described in Section 2(b) hereof (the “Option Securities”) are herein called, collectively, the “Securities.”

The Partnership understands that the Underwriters propose to make a public offering of the Securities as soon as the Representative deems advisable after this Agreement has been executed and delivered.

Compressco Partners Sub, Inc., a Delaware corporation (the “Purchaser”), has entered into that Stock Purchase Agreement, dated as of July 20, 2014 (the “Stock Purchase Agreement”), with Warren Equipment Company, a Delaware corporation (the “Shareholder”), pursuant to which the Shareholder agreed to sell, and the Purchaser agreed to acquire (the “Acquisition”), all of the issued and outstanding capital stock of Compressor Systems, Inc., a Delaware corporation (the “Target”).

The Securities are being issued and sold as part of a financing of the Acquisition, the costs and expenses related to the Transactions (as defined below), and the ongoing working capital and other general partnership purposes of the Partnership. The consummation of the Acquisition is not a condition to the closing of the Offering. In addition to the Offering, the Purchaser intends to finance the Transactions from the following sources: (i) a concurrent private offering of the Partnership’s senior unsecured notes (the “Notes”) representing limited partner interests (the “Notes Offering”); and (ii) initial borrowings under the Partnership’s new credit agreement (the “New Credit Agreement”). The Acquisition, the issuance and sale of the Securities, the entry by the Partnership into the New Credit Agreement and the initial extensions of credit thereunder, if any, on the closing date of the Acquisition, the repayment in full of borrowings under the Partnership’s existing credit agreement (the “Existing Credit Agreement”) as described in the Pricing Disclosure Package (as defined below) and the payment of transaction costs are referred to herein collectively, as the “Transactions.”

This Agreement, the Securities, and the New Credit Agreement, the indenture for the Notes (the “Indenture”) are referred to herein as the “Transaction Documents.”

The Partnership understands that the Underwriters propose to make an offering of the Securities on the terms and in the manner set forth herein and in the Pricing Disclosure Package (as defined below) and agree that the Underwriters may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (the “Subsequent Purchasers”) on the terms set forth in the Pricing Disclosure Package (the first time when sales of the Securities are made is referred to as the “Time of Sale”).

The Partnership has prepared and filed with the Securities and Exchange Commission (the “SEC”) a shelf registration statement on Form S-3 (File No. 333-195438) covering the public offering and sale of certain securities, including the Securities, under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder (the “1933 Act Regulations”), which shelf registration statement became effective on May 9, 2014. Such registration statement, as of any time, means such registration statement as amended by any post-effective amendments thereto to such time, including the exhibits and any schedules thereto at such time, the documents incorporated or deemed to be incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the 1933 Act and the documents otherwise deemed to be a part thereof as of such time pursuant to Rule 430B under the 1933 Act Regulations (“Rule 430B”), is referred to herein as the “Registration Statement;” provided, however, that the “Registration Statement” without reference to a time means such registration statement as amended by any post-effective amendments thereto as of the time of the first contract of sale for the Securities, which time shall be considered the “new effective date” of such registration statement with respect to the Securities within the meaning of paragraph (f)(2) of Rule 430B, including the exhibits and schedules thereto as of such time, the documents incorporated or deemed incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the 1933 Act and the documents otherwise deemed to be a part thereof as of such time pursuant to the Rule 430B. Each preliminary prospectus used in connection with the offering of the Securities, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, are collectively referred to herein as a “preliminary prospectus.” Promptly after execution and delivery of this Agreement, the Partnership will prepare and file a final prospectus relating to the Securities in accordance with the provisions of Rule 424(b) under the 1933 Act Regulations (“Rule 424(b)”). The final prospectus, in the form first furnished or made available to the Underwriters for use in connection with the offering of the Securities, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, are collectively referred to herein as the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval system (or any successor system)(“EDGAR”).

The “Pricing Disclosure Package” means any Issuer General Use Free Writing Prospectuses issued at or prior to the Time of Sale, the most recent preliminary prospectus (including any documents incorporated therein by reference) that is distributed to investors prior to the Time of Sale and the information included on Schedule C-1 hereto, all considered together.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), including without limitation any “free writing prospectus” (as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”)) relating to the Securities that is (i) required to be filed with the SEC by the Partnership, (ii) a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the SEC, or (iii) exempt from filing with the SEC pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the SEC or, if not required to be filed, in the form retained in the Partnership’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors (other than a “bona fide electronic road show,” as defined in Rule 433), as evidenced by its being specified in Schedule C-2 hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

All references herein to the terms “Pricing Disclosure Package”, “Prospectus” and “Registration Statement” shall be deemed to mean and include all information filed under the Securities Exchange Act of 1934 (as amended, the “1934 Act,” which term, as used herein, includes the rules and regulations of the SEC promulgated thereunder) prior to the Time of Sale and incorporated by reference in the Registration Statement, the Pricing Disclosure Package, or the Prospectus (as the case may be), and all references herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, such preliminary prospectus or the Prospectus shall be deemed to mean and include all information filed under the 1934 Act after the Time of Sale and incorporated by reference in such Registration Statement, preliminary prospectus or the Prospectus.

The Partnership hereby confirms its agreements with the Underwriters as follows:

SECTION 1. Representations and Warranties. The Partnership hereby represents and warrants to each Underwriter that, as of the date hereof and as of each Date of Delivery (it being understood that whenever a reference is made in this Section 1 to the subsidiaries of the Partnership, such phrase will be understood to refer to the subsidiaries of the Partnership both prior to and immediately after the Acquisition, including the Target and its subsidiaries):

(a) Registration Statement and Prospectuses. The Partnership meets the requirements for use of Form S-3 under the 1933 Act. Each of the Registration Statement and any post-effective amendment thereto has become effective under the 1933 Act. No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Partnership’s knowledge, contemplated. The Partnership has complied with each request (if any) from the SEC for additional information.

Each of the Registration Statement and any post-effective amendment thereto, at the time of its effectiveness and at each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) under the 1933 Act Regulations, complied in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations. Each preliminary prospectus, the Prospectus and any amendment or supplement thereto, at the time each was filed with the SEC, complied in all material respects with the requirements of the 1933 Act Regulations and each preliminary prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the SEC pursuant to EDGAR, except to the extent permitted by Regulation S-T.

The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus, when they became effective or at the time they were or hereafter are filed with the SEC, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC under the 1934 Act (the “1934 Act Regulations”).

(b) The Registration Statement, Pricing Disclosure Package and Prospectus. Neither (A) the Registration Statement nor any amendment thereto, at its effective time, as of the Time of Sale, and as of each Date of Delivery, (B) the Pricing Disclosure Package, as of the Time of Sale, nor (C) the Prospectus, as of its date, at the time of any filing with the SEC pursuant to Rule 424(b), or (as amended or supplemented in accordance with Section 3(a) hereof, as applicable) as of each Date of Delivery, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein (with respect to each of clauses (B) and (C) above, in the light of the circumstances under which they were made) not misleading (or, with respect to clause (A) above, required to be stated therein); provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Registration Statement (or any amendment thereto), the Pricing Disclosure Package, the Prospectus or any amendment or supplement thereto made in reliance upon and in conformity with information furnished to the Partnership in writing by or on behalf of any Underwriter expressly for use in the Registration Statement, the Pricing Disclosure Package, the Prospectus or any amendment or supplement thereto, as the case may be. The Registration Statement contains, the Pricing Disclosure Package contains, and the Prospectus will contain, all the information specified in, and meeting the requirements of, the 1933 Act regulations. The Partnership has not distributed any offering material in connection with the offering and sale of the Securities other than the Pricing Disclosure Package and the Prospectus.

(c) Issuer Free Writing Prospectuses. No Issuer Free Writing Prospectus conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein, and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.

(d) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the Pricing Disclosure Package, or the Prospectus at the time they were or hereafter are filed with the SEC (collectively, the “Incorporated Documents”) complied or will comply (as applicable) in all material respects with the requirements of the 1934 Act.

(e) The Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by or on behalf of the Partnership.

(f) Partnership Not Ineligible Issuer. At the time of filing the Registration Statement and any post-effective amendment thereto, at the earliest time thereafter that the Partnership or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities and at the date hereof, the Partnership was not and is not an “ineligible issuer,” as defined in Rule 405, without taking account of any determination by the SEC pursuant to Rule 405 that it is not necessary that the Partnership be considered an ineligible issuer.

(g) Registration Rights. There are no persons with registration rights or other similar rights to have any securities registered for sale pursuant to the Registration Statement or otherwise registered for sale or sold by the Partnership under the 1933 Act pursuant to this Agreement, except for such rights as have been waived or satisfied.

(h) Authorization of the Securities. The Common Units to be purchased by the Underwriters from the Partnership will, on each Date of Delivery, have been duly authorized for issuance and sale pursuant to this Agreement.

(i) Description of the Transaction Documents. The Transaction Documents will conform in all material respects to the respective statements relating thereto contained in the Registration Statement, the Pricing Disclosure Package, or the Prospectus.

(j) No Material Adverse Change. Except as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus (in each case, exclusive of any amendment or supplement thereto subsequent to the date of this Agreement), subsequent to the date of the latest financial statements included in the Registration Statement, the Pricing Disclosure Package and the Prospectus (in each case, exclusive of any amendment or supplement thereto subsequent to the date of this Agreement): (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects, regardless of whether arising from transactions in the ordinary course of business, of the Partnership and its, considered as a single enterprise (any such change, a “Material Adverse Change”; provided that for purposes of this Agreement, when determining whether any change constitutes a Material Adverse Change, (i) to the extent such change applies to the Target and its subsidiaries, the materiality of such change shall be determined after giving effect to the Acquisition and (ii) to the extent such event relates to the Partnership and its subsidiaries (other than the Target and its subsidiaries), the materiality of such change shall be considered prior to giving effect to the Acquisition); (ii) the Partnership and its subsidiaries, considered as a single enterprise, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement not in the ordinary course of business; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Partnership or, except for dividends paid to the Partnership or other subsidiaries, any of its subsidiaries on any class of capital stock or repurchase or redemption by the Partnership or any of its subsidiaries of any class of capital stock.

(k) Independent Accountants. Ernst & Young LLP, which expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) of the Partnership (excluding the Target and its subsidiaries) included in the Registration Statement, the Pricing Disclosure Package and the Prospectus, is an independent registered public accounting firm within the meaning of the Securities Act, the 1934 Act and the rules of the Public Partnership Accounting Oversight Board. Johnson Miller & Co., which expressed its opinion with respect to the financial statements of the Target included in the Registration Statement, the Pricing Disclosure Package and the Prospectus, is an independent registered public accounting firm within the meaning of the Securities Act, the 1934 Act and the rules of the American Institute of Certified Public Accountants.

(l) Preparation of the Financial Statements. The historical consolidated financial statements, together with the related schedules and notes, included in the Registration Statement, the Pricing Disclosure Package and the Prospectus present fairly in all material respects the financial position of the entities to which they relate as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The summary consolidated historical financial data set forth in the Registration Statement, the Pricing Disclosure Package and the Prospectus under the captions “Summary—Summary Consolidated Historical and Pro Forma Financial Information” and “Our Selected Consolidated Historical Financial Information” present fairly in all material respects the information set forth therein on a basis consistent with that of the audited financial statements contained in the Registration Statement, the Pricing Disclosure Package and the Prospectus. The pro forma financial statements of the Partnership and its subsidiaries and the related notes thereto included under the caption “Summary—Summary Consolidated Historical and Pro Forma, as Adjusted Financial Information” and “Unaudited Pro Forma, as Adjusted Consolidated Financial Information” present fairly in all material respects the information contained therein, and, for the year ended December 31, 2013 and the three-month period ended March 31, 2014, comply in all material respects with the applicable requirements of Regulation S-X under the Securities Act, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. The statistical and market-related data and forward looking statements included in the Registration Statement, the Pricing Disclosure Package and the Prospectus are based on or derived from sources that the Partnership believes to be reliable and accurate in all material respects and represent their good faith estimates that are made on the basis of data derived from such sources. Except as included therein, no historical or pro forma financial statements or supporting schedules are required to be included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package or the Prospectus under the 1933 Act or the 1933 Act Regulations. All disclosures contained in the Registration Statement, the Pricing Disclosure Package or the Prospectus, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply with Regulation G of the 1934 Act and Item 10 of Regulation S-K of the 1933 Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the Prospectus and the Pricing Disclosure Package fairly present the information called for in all material respects and have been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

(m) Formation and Good Standing of the Partnership and its Subsidiaries. Each of the Partnership and its subsidiaries has been duly formed, organized or incorporated, as applicable, and is validly existing as a limited partnership, limited liability company or corporation, as applicable, in good standing under the laws of the jurisdiction of its formation, organization or incorporation, as applicable, and has power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus and to enter into and perform its obligations under each of the Transaction Documents to which it is a party. Each of the Partnership and its subsidiaries is duly qualified as a foreign limited partnership, limited liability company or corporation, as applicable, to transact business and is in good standing or equivalent status in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing or equivalent status would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. All of the issued and outstanding capital stock or other ownership interest of each subsidiary has been duly authorized and validly issued, is fully paid and non-assessable (except as such non-assessability may be limited by the limited partnership, limited liability company, corporation or business entities statute or act, as applicable, of the jurisdiction of formation, organization or incorporation, as applicable, of such subsidiary) and is owned (or, with respect to the Target and its subsidiaries, following the consummation of the Acquisition, will be owned) by the Partnership, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, other than those arising under the Existing Credit Agreement or the New Credit Agreement, and except as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus. The Partnership does not own or control, directly or indirectly, any corporation, association or other entity other than (x) prior to the consummation of the Acquisition, the subsidiaries listed in Exhibit 21 to the Partnership’s

Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Finance Corp. and (y) following the consummation of the Acquisition, the subsidiaries listed in Schedule B hereto.

(n) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. None of the Partnership or any of its subsidiaries is (i) in violation of its certificate of limited partnership, certificate of formation, certificate of incorporation, charter, limited partnership agreement, limited liability company agreement, operating agreement, bylaws or other governing document, as applicable (the “Organizational Documents”) or (ii) in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, lease or other instrument to which the Partnership or any of its subsidiaries is a party or by which it or any of them may be bound (including, without limitation, the Partnership’s existing credit facilities as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus), or to which any of the property or assets of the Partnership or any of its subsidiaries is subject, in each case, that are material with respect to the Partnership and its subsidiaries, taken as a single enterprise (each, an “Existing Instrument”), except, in the case of clause (ii) above, for such Defaults as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. The execution, delivery and performance of the Transaction Documents by the Partnership and the consummation of the transactions contemplated thereby (including the issuance and sale of the Securities and the use of proceeds from the sale of Securities as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus under the caption “Use of Proceeds”) (i) will not result in any violation of the Organizational Documents of the Partnership, (ii) except as disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Partnership or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, except for such conflicts, breaches, Defaults, Debt Repayment Triggering Events, liens, charges or encumbrances as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change and (iii) will not result in any violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Partnership or any of its subsidiaries, except for such violations as would not, individually or in the aggregate, result in a Material Adverse Change. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the execution, delivery and performance of the Transaction Documents by the Partnership to the extent a party thereto, or the issuance and delivery of the Securities or the Exchange Securities, or consummation of the transactions contemplated hereby and thereby and by the Registration Statement, the Pricing Disclosure Package and the Prospectus, except as (1) expressly contemplated by this Agreement, (2) such as have been obtained or made by the Partnership and are in full force and effect under the Securities Act, applicable securities laws of the several states of the United States or provinces of Canada, (3) such as may be required by the securities laws of the several states of the United States or provinces of Canada with respect to the Partnership’ obligations under the Registration Rights Agreement, (4) the filings that may be required to terminate liens or security interests securing existing indebtedness to be paid off in connection with the Transactions as contemplated by the Transaction Documents, the Stock Purchase Agreement or the Registration Statement, the Pricing Disclosure Package and the Prospectus and (5) the filings that may be required to perfect liens or security interests granted in connection with the Transactions as contemplated by the Transaction Documents or the Registration Statement, the Pricing Disclosure Package and the Prospectus. As used herein, a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Partnership or any of its subsidiaries.

(o) No Material Actions or Proceedings. Except as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus there are no legal or governmental actions, suits or proceedings pending or, to the knowledge of the Partnership, threatened (i) against or affecting the Partnership or any of its subsidiaries or (ii) which has as the subject thereof any property owned or leased by the Partnership or any of its subsidiaries where such action, suit or proceeding, if determined adversely to the Partnership or such subsidiary, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement. Except as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, no material labor dispute with the employees of the Partnership or any of its subsidiaries exists or, to the best of the knowledge of the Partnership, is threatened or imminent.

(p) Intellectual Property Rights. Except as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, the Partnership and its subsidiaries own or possess adequate right to use all material trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted in all material respects. Neither the Partnership nor any of its subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

(q) All Necessary Permits, etc. Except as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus the Partnership and its subsidiaries possesses such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies as are necessary under applicable law to own, lease and operate its properties and to conduct its businesses, except where the failure to obtain such certificates, authorizations or permits would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. Neither the Partnership nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit, which if the subject of an unfavorable decision, ruling or finding, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

(r) Title to Properties. Except as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus the Partnership and each of its subsidiaries has good and marketable title to all the real property (exclusive of easements, rights of way and other similar instruments) and the personal property reflected as owned in the financial statements referred to in Section 1(l) hereof, in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except (i) as disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, (ii) as exist pursuant to the Existing Credit Agreement or the New Credit Agreement, (iii) liens for real property taxes, assessments and other governmental charges that are not delinquencies or that are currently being contested in good faith by appropriate proceedings and (iv) such as do not materially interfere with the use made or proposed to be made of such property by the Partnership or such subsidiary and would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. The real property, improvements, equipment and personal property held under lease by the Partnership or any subsidiary are held under valid and enforceable leases, with such exceptions to validity and enforceability as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

(s) Tax Law Compliance. The Partnership and its subsidiaries that are required to do so have filed (or have obtained an extension with respect to) all federal, state, local and foreign income and franchise tax returns (other than certain state and local tax returns as to which the failure to file would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change) and have paid all taxes required to be paid and due pursuant to such return and, if due and payable, any related or similar assessment, fine or penalty levied against any of the Partnership or its subsidiaries, in each case other than those (i) that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP or (ii) which, if not paid, would not reasonably be expected, individually or in the aggregate to result in a Material Adverse Change.

(t) Investment Company. The Partnership is not, or after receipt of payment for the Securities will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(u) Insurance. The Partnership and its subsidiaries maintain or are entitled to the benefits of insurance covering their properties, operations, personnel and businesses against such losses and risks as are reasonably adequate to protect them and their businesses. All such insurance is outstanding and duly in force on the date hereof and each Date of Delivery.

(v) No Price Stabilization or Manipulation. The Partnership has not taken nor will take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Securities.

(w) Compliance with Sarbanes-Oxley. The Partnership, Compressco Partners GP Inc., a Delaware corporation and the sole general partner of the Partnership (the “General Partner”), and the General Partner’s officers and directors, in their capacities as such, are in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act,” which term, as used herein, includes the rules and regulations of the SEC promulgated thereunder).

(x) Accounting System. The Partnership maintains a system of accounting controls that is sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus fairly present the information called for in all material respects and are prepared in accordance with the SEC’s rules and guidelines applicable thereto.

(y) Disclosure Controls and Procedures. The Partnership has established and maintains “disclosure controls and procedures” (as such term is defined in Rules 13a-15 and 15d-15 under the 1934 Act); such disclosure controls and procedures (i) are designed to provide reasonable assurance that material information relating to the Partnership and its subsidiaries is made known to the chief executive officer and chief financial officer of the General Partner as appropriate by others within the General Partner, the Partnership or its subsidiaries and (ii) are effective in all material respects to perform the functions for which they are established subject to the limitations of any such control system; the Partnership’s auditors and the Audit Committee of the Board of Directors of the General Partner have been advised of: (x) any significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Partnership’s ability to record, process, summarize, and report financial data; and (y) any fraud, whether or not material, that involves management or other employees who have a role in the Partnership’s internal controls; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(z) Compliance with and Liability Under Environmental Laws. Except as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus or as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change: (i) each of the Partnership and its subsidiaries and their respective operations and facilities are in compliance with, and not subject to any known liabilities under, applicable Environmental Laws (as defined below), which compliance includes, without limitation, having obtained and being in material compliance with any permits, licenses or other governmental authorizations or approvals, and having made all filings and provided all financial assurances and notices, required for the ownership and operation of the business, properties and facilities of the Partnership or its subsidiaries under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) neither the Partnership nor any of its subsidiaries has received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Partnership or any of its subsidiaries is in violation of any Environmental Law; (iii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Partnership has received written notice, and no written notice by any person or entity alleging actual or potential liability on the part of the Partnership or any of its subsidiaries based on or pursuant to any Environmental Law pending or, to the Partnership’s knowledge, threatened against the Partnership or any of its subsidiaries other than such claims, actions, causes of action, investigations and notices regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed; (iv) other than in the ordinary course of business, neither the Partnership nor any of its subsidiaries is conducting or paying for, in whole or in part, any investigation, response or other corrective action pursuant to any Environmental Law at any site or facility, nor is any of them subject or a party to any order, judgment, decree, contract or agreement which imposes any obligation or liability under any Environmental Law other than such investigations, responses or other corrective actions regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed; and (v) there are no past or present actions, activities, circumstances, conditions or occurrences, including, without limitation, the Release (as defined below) or threatened Release of any Materials of Environmental Concern (as defined below), that could reasonably be expected to result in a violation of or liability under any Environmental Law on the part of the Partnership or any of its subsidiaries, including without limitation, any such liability which the Partnership or any of its subsidiaries has retained or assumed either contractually or by operation of law.

For purposes of this Agreement, “Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna. “Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, ordinances, codes, orders, decrees, judgments and injunctions issued, promulgated or entered thereunder, relating to pollution or protection of the Environment or human health, including without limitation, those relating to (x) the Release or threatened Release of Materials of Environmental Concern; and (y) the manufacture, processing, distribution, use, generation, treatment, storage, transport, handling or recycling of Materials of Environmental Concern. “Materials of Environmental Concern” means any substance, material, pollutant, contaminant, chemical, waste, compound, or constituent, in any form, including without limitation, petroleum and petroleum products, subject to regulation or which can give rise to liability under any Environmental Law. “Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

(aa) Periodic Review of Costs of Environmental Compliance. In the ordinary course of its business, the Partnership conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of the Partnership and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review and the amount of its established reserves, the Partnership has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, result in a Material Adverse Change.

(bb) ERISA Compliance. Except as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, the Partnership and its subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974 (as amended, “ERISA,” which term, as used herein, includes the regulations and published interpretations thereunder) established or maintained by the Partnership, its subsidiaries or their ERISA Affiliates (as defined below) are in compliance with ERISA, except for where any failure to comply would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. “ERISA Affiliate” means, with respect to the Partnership or a subsidiary, any member of any group of organizations described in Section 414 of the Internal Revenue Code of 1986 (as amended, the “Internal Revenue Code,” which term, as used herein, includes the regulations and published interpretations thereunder) of which the Partnership or such subsidiary is a member. No “reportable event” (as defined under ERISA but excluding any event for which the 30-day notice period is waived) has occurred that has not been timely reported or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Partnership, its subsidiaries or any of their ERISA Affiliates. No “employer pension benefit plan” (as defined under ERISA) established or maintained by the Partnership, its subsidiaries or any of their ERISA Affiliates, if such “employer pension benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA), except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. Neither the Partnership, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change under either (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employer pension benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Internal Revenue Code. Each “employer pension benefit plan” established or maintained by the Partnership, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401 of the Internal Revenue Code is so qualified and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification.

(cc) Compliance with Labor Laws. Except as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, or as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change, (i) there is (A) no unfair labor practice complaint pending or, to the knowledge of the Partnership, threatened against the Partnership or any of its subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending, or to the knowledge of the Partnership, threatened, against the Partnership or any of its subsidiaries, (B) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Partnership, threatened against the Partnership or any of its subsidiaries and (C) no union representation question existing with respect to the employees of the Partnership or any of its subsidiaries and, to the knowledge of the Partnership, no union organizing activities taking place and (ii) there has been no violation of any federal, state or local law relating to discrimination in hiring, promotion or pay of employees or of any applicable wage or hour laws.

(dd) Related Party Transactions. No relationship, direct or indirect, exists between any of the Partnership or its Affiliates, on the one hand, and the directors, officers, unitholders, customers or suppliers of any of the Partnership or its Affiliates, on the other hand, that is required by the Securities Act to be disclosed in a registration statement on Form S-1 to be filed with the SEC and that is not so disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus. There are no outstanding loans, advances (except advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Partnership or its Affiliates to or for the benefit of any of the officers or directors of the Partnership or its Affiliates or any of their respective family members.

(ee) No Unlawful Contributions or Other Payments. Neither the Partnership nor any of its subsidiaries nor any director or officer of the foregoing entities, or, to the knowledge of the Partnership, any agent, employee or affiliate of the Partnership or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977 (as amended, the “FCPA,” which term, as used herein, includes the rules and regulations thereunder), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Partnership, its subsidiaries and, to the knowledge of the Partnership, their Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain and enforce policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(ff) No Conflict with Money Laundering Laws. The operations of the Partnership and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and

Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Partnership or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Partnership, threatened.

(gg) OFAC. Neither the Partnership nor any of its subsidiaries nor any director or officer of the foregoing entities, or, to the knowledge of the Partnership, any agent, employee or affiliate of the Partnership or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Partnership or any of its subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions. The Partnership will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, (i) to fund any activities of or business with any person that, at the time of such funding, is the subject of Sanctions, or is in Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan or in any other country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any manner that will result in a violation by any person (including any person participating in the offering, whether as underwriter, advisor, investor or otherwise) of any U.S. sanctions administered by OFAC.

(hh) Capitalization. The Partnership’s capitalization is as set forth under the caption “Capitalization” in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

(ii) MLP Status. The Partnership is properly treated as a partnership for United States federal income tax purposes and has, for each taxable year beginning after December 31, 2010 during which the Partnership was in existence, met the gross income requirements of Section 7704(c)(2) of the Code.

Any certificate signed by an officer of the Partnership and delivered to the Underwriter or to counsel for the Underwriters shall be deemed to be a representation and warranty by the Partnership to each Underwriter as to the matters set forth therein.

The Partnership acknowledges and agrees that the Underwriters and, for purposes of the opinions to be delivered to the Underwriters pursuant to Sections 5(d) and 5(e), counsel for the Partnership and counsel for the Underwriters, respectively, may rely upon the accuracy of the representations and warranties of the Partnership and compliance by the Partnership with their agreements set forth herein, and the Partnership hereby consents to such reliance.

SECTION 2. Purchase, Sale and Delivery of the Securities.

(a) Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Partnership agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Partnership, at the price per unit set forth in Schedule A, that number of Initial Securities set forth the name of such Underwriter in Schedule A, plus any additional number of Initial Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 9 hereof, bears to the total number of Initial Securities, subject, in each case, to such adjustments among the Underwriters as Merrill Lynch in its sole discretion shall make to eliminate any sales or purchases of fractional units.

(b) Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, Partnership hereby grants an option to the Underwriters, severally and not jointly, to purchase up to an additional 2,292,000 Common Units, as set forth in Schedule A, at the price per unit set forth in Schedule A, less an amount per unit equal to any dividends or distributions declared by the Partnership and payable on the Initial Securities but not payable on the Option Securities. The option hereby granted may be exercised for 30 days after the date hereof and may be exercised in whole or in part at any time from time to time upon notice by the Representative to Partnership setting forth the number of Option Securities as to which the several Underwriters are then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (a “Date of Delivery”) shall be determined by the Representative, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time. If the option is exercised as to all or any portion of the Option Securities, each of the Underwriters, acting severally and not jointly, will purchase that proportion of the total number of Option Securities then being purchased which the number of Initial Securities set forth in Schedule A opposite the name of such Underwriter bears to the total number of Initial Securities, subject, in each case, to such adjustments as Merrill Lynch in its sole discretion shall make to eliminate any sales or purchases of fractional units.

(c) Payment. Payment of the purchase price for, and delivery of certificates for, the Initial Securities shall be made at the offices of Latham & Watkins LLP, or at such other place as shall be agreed upon by the Representative and the Partnership, at 9:00 A.M. (New York City time) on the third (fourth, if the pricing occurs after 4:30 P.M. (New York City time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 16), or such other time not later than ten business days after such date as shall be agreed upon by the Representative and the Partnership (such time and date of payment and delivery being herein called “Closing Time”).

In addition, in the event that any or all of the Option Securities are purchased by the Underwriters, payment of the purchase price for, and delivery of certificates for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representative and the Partnership, on each Date of Delivery as specified in the notice from Merrill Lynch to the Partnership.

Payment shall be made to the Partnership and by wire transfer of immediately available funds to a bank account designated by the Partnership against delivery to the Representative for the respective accounts of the Underwriters of certificates for the Securities to be purchased by them. It is understood that each Underwriter has authorized the Representative, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Initial Securities and the Option Securities, if any, which it has agreed to purchase. Merrill Lynch, individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Initial Securities or the Option Securities, if any, to be purchased by any Underwriter whose funds have not been received by the Closing Time or the relevant Date of Delivery, as the case may be, but such payment shall not relieve such Underwriter from its obligations hereunder.

SECTION 3. Additional Covenants. The Partnership further covenants and agrees with each Underwriter as follows:

(a) Compliance with Securities Regulations and SEC Requests. The Partnership, subject to Section 3(b), will comply with the requirements of Rule 430B, and will notify the Representative immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective or any amendment or supplement to the Prospectus shall have been filed, (ii) of the receipt of any comments from the SEC, (iii) of any request by the SEC for any amendment to the Registration Statement or any amendment or supplement to the Prospectus, including any document incorporated by reference therein or for additional information, (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment or of any order preventing or suspending the use of any preliminary prospectus or the Prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 7(d) or 7(e) of the 1933 Act concerning the Registration Statement and (v) if the Partnership becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities. The Partnership will effect all filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the SEC and, in the event that it was not, it will promptly file such prospectus. The Partnership will make every reasonable effort to prevent the issuance of any stop order, prevention or suspension and, if any such order is issued, to obtain the lifting thereof at the earliest possible moment. The Partnership shall pay the required SEC filing fees relating to the Securities within the time required by the 1933 Act Regulations.

(b) Continued Compliance with Securities Laws. The Partnership will comply with the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Registration Statement, the Pricing Disclosure Package and the Prospectus. If at any time when a prospectus relating to the Securities is (or, but for the exception afforded by Rule 172 of the 1933 Act Regulations (“Rule 172”), would be) required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Partnership, to (i)

amend the Registration Statement in order that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) amend or supplement the Pricing Disclosure Package or the Prospectus in order that the Pricing Disclosure Package or the Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser or (iii) amend the Registration Statement or amend or supplement the Pricing Disclosure Package or the Prospectus, as the case may be, in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Partnership will promptly (A) give the Representative notice of such event, (B) prepare any amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement, the Pricing Disclosure Package or the Prospectus comply with such requirements and, a reasonable amount of time prior to any proposed filing or use, furnish the Representative with copies of any such amendment or supplement and (C) file with the SEC any such amendment or supplement; provided that the Partnership shall not file or use any such amendment or supplement to which the Representative or counsel for the Underwriters shall object. The Partnership will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request. The Partnership has given the Representative notice of any filings made pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the Applicable Time; the Partnership will give the Representative notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Representative with copies of any such documents a reasonable amount of time prior to such proposed filing, as the case may be, and will not file or use any such document to which the Representative or counsel for the Underwriters shall reasonably object.

(c) Delivery of Registration Statements. The Partnership has furnished or will deliver to the Representative and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to the Representative, without charge, a conformed copy of the Registration Statement as originally filed and each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the SEC pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d) Delivery of Prospectuses. The Partnership has delivered to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested, and the Partnership hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Partnership will furnish to each Underwriter, without charge, during the period when a prospectus relating to the Securities is (or, but for the exception afforded by Rule 172, would be) required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the SEC pursuant to EDGAR, except to the extent permitted by Regulation S T.

(e) Blue Sky Compliance. The Partnership shall cooperate with the Representative and counsel for the Underwriters to qualify or register (or to obtain exemptions from qualifying or registering) all or any part of the Securities for offer and sale under the securities laws of such jurisdictions reasonably designated by the Representative, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Securities. Notwithstanding the foregoing sentence, the Partnership shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation. The Partnership will advise the Representative promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Securities for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Partnership shall use its commercially reasonable efforts to obtain the withdrawal thereof at the earliest possible moment.

(f) Rule 158. The Partnership will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(g) Use of Proceeds. The Partnership shall apply the net proceeds from the sale of the Securities sold by them in the manner described under the caption “Use of Proceeds” in the Pricing Disclosure Package.

(h) Listing. The Partnership will use its best efforts to effect and maintain the listing of the Securities on the Nasdaq Global Market.

(i) Restriction on Sale of Securities. During a period of 60 days from the date of the Prospectus, the Partnership will not, without the prior written consent of Merrill Lynch, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Common Units or any securities convertible into or exercisable or exchangeable for Common Units or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Units, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Units or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the Securities to be sold hereunder, (B) any Common Units issued by the Partnership upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in the Registration Statement, the Pricing Disclosure Package and the Prospectus, (C) any Common Units issued or options to purchase Common Units granted pursuant to existing employee benefit plans of the Partnership referred to in the Registration Statement, the Pricing Disclosure Package and the Prospectus or (D) any Common Units issued pursuant to any non-employee director stock plan or dividend reinvestment plan referred to in the Registration Statement, the Pricing Disclosure Package and the Prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day restricted period the Partnership issues an earnings release or material news or a material event relating to the Partnership occurs or (2) prior to the expiration of the 60-day restricted period, the Partnership announces that it will issue an earnings release or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the 60-day restricted period, the restrictions imposed in this clause (i) shall continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, unless Merrill Lynch waives, in writing, such extension.

(j) Additional Partnership Information. Prior to the completion of the initial placement of the Securities by the Underwriters with the Subsequent Purchasers, the Partnership shall file, on a timely basis, with the SEC and the Nasdaq Global Market (the “Nasdaq”) all reports and documents required to be filed under Section 13 or Section 15 of the 1934 Act.

(k) Issuer Free Writing Prospectuses. The Partnership agrees that, unless it obtains the prior written consent of the Representative, it will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus,” or a portion thereof, required to be filed by the Partnership with the SEC or retained by the Partnership under Rule 433; provided that the Representative will be deemed to have consented to the Issuer Free Writing Prospectuses listed on Schedule C-2 hereto and any “road show that is a written communication” within the meaning of Rule 433(d)(8)(i) that has been reviewed by the Representative. The Partnership represents that it has treated or agrees that it will treat each such free writing prospectus consented to, or deemed consented to, by the Representative as an “issuer free writing prospectus,” as defined in Rule 433, and that it has complied and will comply with the applicable requirements of Rule 433 with respect thereto, including timely filing with the SEC where required, legending and record keeping. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in (A) the Registration Statement, (B) any preliminary prospectus or (C) the Prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein (with respect to each of clauses (B) and (C) above, in the light of the circumstances existing at that subsequent time) not misleading (or, with respect to clause (A) above, required to be stated therein), the Partnership will promptly notify the Representative and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

The Representative, on behalf of the several Underwriters, may, in its sole discretion, waive in writing the performance by any of the Partnership of any one or more of the foregoing covenants or extend the time for their performance.

SECTION 4. Payment of Expenses. The Partnership agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation, (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and each amendment thereto, the preparation, printing and delivery to the Underwriters of copies of each preliminary prospectus, (ii) the preparation, issuance and delivery of the certificates for the Securities to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters (iii) all fees and expenses of the Partnership’s counsel, independent public or certified public accountants and other advisors, (iv) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of each Issuer Free Writing Prospectus and the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3 and all filing fees and expenses incurred by the Partnership or the Underwriters in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Securities for offer and sale under the securities laws of the jurisdictions reasonably designated by the Underwriters (including, without limitation, reasonable fees and expenses of counsel for the Underwriters related to such qualification and registration, and the cost of preparing, printing and mailing preliminary and final blue sky or legal investment memoranda and any related supplements to the Registration Statement, the Pricing Disclosure Package or the Prospectus), (vi) the fees and expenses of any transfer agent or registrar for the Securities (vii) any fees payable in connection with the rating of the Securities or the Exchange Securities with the ratings agencies, (viii) any filing fees incident to, and any reasonable fees and disbursements of counsel to the Underwriters in connection with the review by the Financial Industry Regulatory Authority, Inc. (“FINRA”), if any, of the terms of the sale of the Securities or the Exchange Securities, (ix) the fees and expenses incurred in connection with the listing of the Securities on the Nasdaq Global Market and (x) one-half of all expenses incident to the “road show” for the offering of the Securities, including the cost of any chartered airplane or other transportation used for the purposes of the road show (with the Underwriters to pay the remaining one-half of all expenses incident to the road show, including the cost of any chartered airplane or other transportation). Except as provided in this Section 4 and Sections 6, 7 and 8 hereof, the Underwriters shall pay their own expenses, including the fees and disbursements of their counsel.

SECTION 5. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Securities as provided herein on each Date of Delivery shall be subject to the accuracy of the representations and warranties on the part of the Partnership set forth in Section 1 hereof as of the date hereof and as of each Date of Delivery as though then made and to the timely performance by the Partnership of their covenants and other obligations hereunder, and to each of the following additional conditions:

(a) Effectiveness of Registration Statement. The Registration Statement has become effective and, at the Closing Time, no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Partnership’s knowledge, contemplated; and the Partnership has complied with each request (if any) from the SEC for additional information. The Partnership shall have paid the required SEC filing fees relating to the Securities within the time period required by Rule 456(b)(1)(i) under the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the 1933 Act Regulations and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(b) Accountants’ Comfort Letter. On the date hereof, the Underwriters shall have received from:

(i) Ernst & Young LLP, the independent registered public accounting firm for the Partnership, a “comfort letter” dated the date hereof addressed to the Underwriters, in form and substance satisfactory to the Representative, covering the Partnership’s financial information in the Pricing Disclosure Package and other customary matters. In addition, on each Date of Delivery, the Underwriters shall have received from such accountants a “bring-down comfort letter” dated such Date of Delivery addressed to the Underwriters, in form and substance satisfactory to the Representative, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the Partnership’s financial information in the Prospectus and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than three days prior to the relevant Date of Delivery.

(ii) Johnson Miller & Co., the independent registered public accounting firm for the Target, a “comfort letter” dated the date hereof addressed to the Underwriters, in form and substance satisfactory to the Representative, covering the Target’s financial information in the Pricing Disclosure Package and other customary matters. In addition, on each Date of Delivery, the Underwriters shall have received from such accountants a “bring-down comfort letter” dated such Date of Delivery addressed to the Underwriters, in form and substance satisfactory to the Representative, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the Target’s financial information in the Prospectus and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than three days prior to the relevant Date of Delivery.

(c) No Material Adverse Change or Ratings Agency Change. For the period from and after the date of this Agreement and prior to each Date of Delivery:

(i) there shall not have occurred any Material Adverse Change as in the judgment of the Representative is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities in the manner and on the terms described in the Pricing Disclosure Package or to enforce contracts for the sale of securities; and

(ii) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Partnership or any of its securities or indebtedness by any “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the 1934 Act.

(d) Opinion of Counsel for the Partnership. On each Date of Delivery the Underwriters shall have received the favorable opinion of (i) Vinson & Elkins LLP, counsel for the Partnership, dated as of such Date of Delivery, substantially in the form attached hereto as Exhibit A and (ii) Bass C. Wallace, Jr., General Counsel of the General Partner, dated as of such Closing Date, substantially in the form attached hereto as Exhibit A-2.

(e) Opinion of Counsel for the Underwriters. On each Date of Delivery the Underwriters shall have received the favorable opinion of Latham & Watkins LLP, counsel for the Underwriters, dated as of such Date of Delivery, with respect to such matters as may be reasonably requested by the Underwriters.

(f) Approval of Listing. At the Closing Time, the Securities shall have been approved for listing on the Nasdaq Global Market, subject only to official notice of issuance.

(g) Lock-up Agreements. At the date of this Agreement (and with respect to the the persons marked with an “*” on Schedule D hereto, as of the close of the Acquisition), the Representative shall have received an agreement substantially in the form of Exhibit C hereto signed by the persons listed on Schedule D hereto.

(h) Officers’ Certificate. On each Date of Delivery, the Underwriters shall have received a written certificate executed by the Chairman of the Board, the Chief Executive Officer or President of the Partnership and the Chief Financial Officer, the Chief Accounting Officer, any Senior or Executive Vice President or any Vice President of the Partnership, dated as of such Date of Delivery, to the effect set forth in Section 5(c)(ii) hereof, and further to the effect that:

(i) for the period from and after the date of this Agreement and prior to the relevant Date of Delivery, there has not occurred any Material Adverse Change;

(ii) the representations, warranties and covenants of the Partnership set forth in Section 1 hereof were true and correct as of the date hereof and are true and correct as of the relevant Date of Delivery with the same force and effect as though expressly made on and as of such Date of Delivery; and

(iii) the Partnership has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the relevant Date of Delivery.

(i) Chief Financial Officer’s Certificate. On the date hereof and on each Date of Delivery, the Underwriters shall have received a written certificate executed by the Chief Financial Officer of the Partnership, dated as of such date, satisfactory to the Representative, certifying as to certain financial information contained in the Pricing Disclosure Package and the Prospectus, as applicable.

(j) Additional Documents. On or before the relevant Date of Delivery, the Underwriters and counsel for the Underwriters shall have received such information documents and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Representative by notice to the Partnership at any time on or prior to the relevant Date of Delivery, which termination shall be without liability on the part of any party to any other party, except that Sections 4, 6, 7 and 8 hereof shall at all times be effective and shall survive such termination.

SECTION 6. Reimbursement of Underwriters’ Expenses. If this Agreement is terminated by the Representative pursuant to Section 5 or Section 9 hereof, including if the sale to the Underwriters of the Securities at the Closing Time is not consummated because of any refusal, inability or failure on the part of the Partnership to perform any agreement herein or to comply with any provision hereof, the Partnership agrees to reimburse the Underwriters, severally, upon demand for all out-of-pocket expenses that shall have been reasonably incurred by the Underwriters in connection with the proposed purchase and the offering and sale of the Securities, including, without limitation, fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges but excluding wages and salaries paid by the Underwriters.

SECTION 7. Indemnification.

(a) Indemnification of the Underwriters. The Partnership agrees to indemnify and hold harmless each Underwriter, its affiliates, directors, officers and employees, and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the 1934 Act against any loss, claim, damage, liability or expense, as incurred, to which each Underwriter, affiliate, director, officer, employee or controlling person may become subject under the Securities Act, the 1934 Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Partnership or otherwise permitted by

Section 7(d)), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in (A) the Registration Statement, including any information deemed to be a part thereof pursuant to Rule 430B, (B) the Pricing Disclosure Package, (C) any Issuer Free Writing Prospectus or (C) the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein (with respect to each of clauses (B), (C) and (D) above, in the light of the circumstances under which they were made) not misleading (or, with respect to (A) above, required to be stated therein); and to reimburse each Underwriter and each such affiliate, director, officer, employee or controlling person for any and all expenses (including the reasonable fees and disbursements of counsel chosen by Merrill Lynch) as such expenses are documented and reasonably incurred by such Underwriter or such affiliate, director, officer, employee or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the Partnership shall not be liable for any loss, claim, damage, liability, expense or other action to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of any Underwriter expressly for use in the Registration Statement, the Pricing Disclosure Package, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto). The indemnity agreement set forth in this Section 7(a) shall be in addition to any liabilities that the Partnership may otherwise have.

(b) Indemnification of the Partnership. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Partnership, each of their respective directors and officers, and each person, if any, who controls any of the Partnership within the meaning of Section 15 of the Securities Act or Section 20 of the 1934 Act, against any loss, claim, damage, liability or expense, as incurred, to which the Partnership or any such director, officer, employee or controlling person may become subject under the Securities Act, the 1934 Act, or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Underwriter or otherwise permitted by Section 7(d)), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in (A) the Registration Statement, including any information deemed to be a part thereof pursuant to Rule 430B, (B) the Pricing Disclosure Package, (C) any Issuer Free Writing Prospectus or (D) the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein (with respect to each of clauses (B), (C) and (D) above, in the light of the circumstances under which they were made) not misleading (or, with respect to clause (A) above, required to be stated therein), in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Pricing Disclosure Package, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Underwriter expressly for use therein; and to reimburse the Partnership and each such director, officer, or controlling person for any and all expenses (including the fees and disbursements of counsel) as such expenses are documented and reasonably incurred by the Partnership or such director, officer, or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The Partnership hereby acknowledges that the only information that the Underwriters have furnished to the Partnership expressly for use in the Registration Statement, the Pricing Disclosure Package, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto) are the information in the first paragraph under the heading “Underwriting–Commissions and Discounts,” the information in the second, third and fourth paragraphs under the heading “Underwriting–Price Stabilization, Short Positions and Penalty Bids” and the information under the heading “Underwriting–Electronic Distribution”, in Registration Statement, the Pricing Disclosure Package, or the Prospectus. The indemnity agreement set forth in this Section 7(b) shall be in addition to any liabilities that each Underwriter may otherwise have.

(c) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; provided that the failure to so notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party under this Section 7 except to the extent that it has been materially prejudiced by such failure (through the forfeiture of substantive rights and defenses) and shall not relieve the indemnifying party from any liability that the indemnifying party may have to an indemnified party other than under this Section 7. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel (in each jurisdiction)), which shall be selected by Merrill Lynch in the case of counsel representing the Underwriters or their related persons, representing the indemnified parties who are parties to such action, or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

(d) Settlements. The indemnifying party under this Section 7 shall not be liable for any settlement of any proceeding effected without its written consent, which will not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by this Section 7, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request or disputed in good faith the indemnified party’s entitlement to such reimbursement prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include any statements as to or any findings of fault, culpability or failure to act by or on behalf of any indemnified party.

SECTION 8. Contribution. If the indemnification provided for in Section 7 hereof is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Partnership, on the one hand, and the Underwriters, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Partnership, on the one hand, and the Underwriters, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Partnership, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Partnership, and the total discount and commissions received by the Underwriters bear to the aggregate initial offering price of the Securities. The relative fault of the Partnership, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Partnership, on the one hand, or the Underwriters, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 7 hereof, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 7 hereof with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 8; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 8 hereof for purposes of indemnification.

The Partnership and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 9.

Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the total discount and commissions received by such Underwriter in connection with the Securities distributed by it. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Section 8 are several, and not joint, in proportion to their respective commitments as set forth opposite their names in Schedule A. For purposes of this Section 8, each affiliate, director, officer and employee of an Underwriter and each person, if any, who controls an Underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the 1934 Act shall have the same rights to contribution as such Underwriter, and each director and officer of the Partnership, and each person, if any, who controls the Partnership with the meaning of Section 15 of the Securities Act and Section 20 of the 1934 Act shall have the same rights to contribution as the Partnership, as applicable.

SECTION 9. Termination of this Agreement. Prior to the Closing Time, this Agreement may be terminated by the Representative by notice given to the Partnership if at any time: (i) trading or quotation in any of the Partnership’s securities shall have been suspended or materially limited by the SEC or by the Nasdaq, or trading in securities generally on either the Nasdaq or the New York Stock Exchange shall have been suspended or materially limited, or minimum or maximum prices shall have been generally established on any of such quotation system or stock exchange by the SEC or FINRA; (ii) a general banking moratorium shall have been declared by any of the federal, New York or Delaware authorities; (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, in each such case, as in the judgment of the Representative is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities in the manner and on the terms described in the Pricing Disclosure Package or to enforce contracts for the sale of securities; or (iv) in the judgment of the Representative, there shall have occurred any Material Adverse Change. Any termination pursuant to this Section 9 shall be without liability on the part of (i) the Partnership to any Underwriter, except that the Partnership shall be obligated to reimburse the expenses of Underwriters pursuant to Sections 4 and 6 hereof, (ii) any Underwriter to the Partnership, or (iii) any party hereto to any other party except that the provisions of Sections 7, 8 and 15 hereof shall at all times be effective and shall survive such termination.

SECTION 10. Representations and Indemnities to Survive Delivery. The respective indemnities, agreements, representations and warranties of the Partnership and the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter (including any of its affiliates), the Partnership or any of their partners, officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Securities sold hereunder and any termination of this Agreement.

SECTION 11. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered, couriered or facsimiled and confirmed to the parties hereto as follows:

If to the Underwriters:

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, New York 10036

Facsimile: (646) 855 3073

Attention: Syndicate Department

with a copy to:

Facsimile: (212) 230-8730

Attention: ECM Legal

with a copy to:

Latham & Watkins LLP

811 Main Street, 37th Floor

Houston, Texas 77002

Facsimile: 713-546-5401

Attention: Michael Chambers

If to the Partnership:

Compressco Partners GP Inc.

Compressco Partners, L.P.

101 Park Avenue, Suite 1200

Oklahoma City, Oklahoma 73102

Attention: James P. Rounsavall

Any party hereto may change the address or facsimile number for receipt of communications by giving written notice to the others.

SECTION 12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the indemnified parties referred to in Sections 7 and

9 hereof, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any Subsequent Purchaser or other purchaser of the Securities as such from any of the Underwriters merely by reason of such purchase.

SECTION 13. Authority of the Representative. Any action by the Underwriters hereunder may be taken by Merrill Lynch on behalf of the Underwriters, and any such action taken by Merrill Lynch shall be binding upon the Underwriters.

SECTION 14. Partial Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 15. Governing Law Provisions. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party hereto irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding , as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Specified Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

SECTION 16. Default of One or More of the Several Underwriters. If any one or more of the several Underwriters shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder at the Closing Time, and the aggregate number of Securities that such defaulting Underwriter or Underwriters agreed but failed or refused to purchase does not exceed 10% of the aggregate number of the Securities to be purchased on such date, the other Underwriters shall be obligated, severally, in the proportions that the principal amount of Securities set forth opposite their respective names on Schedule A bears to the aggregate number of Securities set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as may be specified by the Underwriters with the consent of the non-defaulting Underwriters, to purchase the principal amount of Securities that such defaulting Underwriter or Underwriters agreed but failed or refused to purchase at the Closing Time. If any one or more of the Underwriters shall fail or refuse to purchase Securities and the principal amount of Securities with respect to which such default occurs exceeds 10% of the aggregate number of Securities to be purchased at the Closing Time, and arrangements satisfactory to the Underwriters and the Partnership for the purchase of such Securities are not made within 48 hours after such default, this Agreement shall terminate without liability of any party to any other party except that the provisions of Sections 4, 6, 7, 8 and 16 hereof shall at all times be effective and shall survive such termination. In any such case either the Underwriters or the Partnership shall have the right to postpone the Closing Time, as the case may be, but in no event for longer than seven days in order that the required changes, if any, to the Prospectus or any other documents or arrangements may be effected.

As used in this Agreement, the term “Underwriter” shall be deemed to include any person substituted for a defaulting Underwriter under this Section 16. Any action taken under this Section 16 shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

SECTION 17. No Advisory or Fiduciary Responsibility. The Partnership acknowledges and agrees that: (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Partnership, on the one hand, and the several Underwriters, on the other hand, and the Partnership are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction, each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Partnership or their respective Affiliates, equityholders, creditors or employees or any other party; (iii) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Partnership with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Partnership on other matters) or any other obligation to the Partnership except the obligations expressly set forth in this Agreement; (iv) the several Underwriters and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Partnership, and the several Underwriters have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (v) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby, and the Partnership have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

The Partnership hereby waive and release, to the fullest extent permitted by law, any claims that the Partnership may have against the several Underwriters with respect to any breach or alleged breach of fiduciary duty.

SECTION 18. General Provisions. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Partnership the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

COMPRESSCO PARTNERS, L.P.

By:	Compressco Partners GP Inc.,
its General Partner

	By:	/s/ James P. Rounsavall
		Name:	James P. Rounsavall
		Title:	Chief Financial Officer

Signature Page to Underwriting Agreement

The foregoing Underwriting Agreement is hereby confirmed and accepted by the Underwriters as of the date first above written.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
Acting on behalf of itself and as the Representative of the several Underwriters

By:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ Oscar K. Brown
Name: Oscar K. Brown
Title: Managing Director

Signature Page to Purchase Agreement

SCHEDULE A

(a) The public offering price per unit for the Securities shall be $23.50.

(b) The purchase price per unit for the Securities to be paid by the several Underwriters shall be $22.56 (except with respect to any Securities for which TETRA Technologies, Inc. or any of its affiliates is the Subsequent Purchaser, the purchase price per unit for which will be the public offering price set forth in paragraph (a) above), being an amount equal to the public offering price set forth above less $0.94 per unit, subject to adjustment in accordance with Section 2(b) for dividends or distributions declared by the Partnership and payable on the Initial Securities but not payable on the Option Securities.

Name of Underwriter	Number of Initial Securities
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,820,002
Barclays Capital Inc.	2,139,200
Wells Fargo Securities, LLC	2,139,200
J.P. Morgan Securities LLC	1,528,000
Raymond James & Associates, Inc.	1,528,000
Credit Suisse Securities (USA) LLC	1,298,800
RBC Capital Markets LLC	1,298,800
Oppenheimer & Co. Inc..	382,000
Stifel, Nicolaus & Company, Incorporated	382,000
Capital One Securities Inc..	254,666
Johnson Rice & Company L.L.C.	254,666
Sterne, Agee & Leach, Inc.	254,666

Total	15,280,000

Schedule A-1

SCHEDULE B

SUBSIDIARIES OF TARGET

Pump Systems International, Inc.

Rotary Compressor Systems, Inc.

Compressor Systems Australia Pty Ltd

Sistemas de Compresores de México, S. de R.L. de C.V.

CSI Compression Holdings, LLC

Schedule B-1

SCHEDULE C

Pricing Terms

1. The Partnership is selling 15,280,000 Common Units.

2. The Partnership has granted an option to the Underwriters, severally and not jointly, to purchase up to an additional 2,292,000 Common Units.

3. The public offering price per unit for the Securities shall be $23.50.

SCHEDULE C-2

Free Writing Prospectuses

None.

Schedule C-1

SCHEDULE D

List of Persons and Entities Subject to Lock-up

TETRA International Incorporated

Compressco Partners GP Inc.

Compressco Partners Investment, LLC

Stuart M. Brightman

D. Frank Harrison

James R. Larson

William D. Sullivan

Paul D. Coombs

Ronald J. Foster

James P. Rounsavall

Kevin W. Book

Mark L. Corlee

Sheri J. Vanhooser

Marshall R. Crowe

Timothy A. Knox*

C. Brad Benge*

Anthony D. Speer*

Schedule D-1

EXHIBIT A-1

FORM OF OPINION OF VINSON & ELKINS LLP

[Attached.]

Exhibit A-1-1

EXHIBIT A-2

FORM OF OPINION OF GENERAL COUNSEL

[Attached.]

Exhibit A-2-1

EXHIBIT B

July     , 2014

Merrill Lynch, Pierce, Fenner & Smith

Incorporated,

as Representative of the several

Underwriters to be named in the

within-mentioned Underwriting Agreement

One Bryant Park

New York, New York 10036

Re:	Proposed Public Offering by Compressco Partners, L.P.

Dear Sirs:

The undersigned understands that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), as Representative of the several Underwriters to be named in the Underwriting Agreement proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Compressco Partners, L.P., a Delaware corporation (the “Partnership”), providing for the public offering of the Partnership’s common units (the “Common Units”; such Common Units sold pursuant to the Underwriting Agreement, the “Securities”). In recognition of the benefit that such an offering will confer upon the undersigned and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that, during the period beginning on the date hereof and ending on the date that is 60 days from the date of the Underwriting Agreement (subject to extensions as discussed below), the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of the Partnership’s Common Units or any securities convertible into or exchangeable or exercisable for Common Units, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-Up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Units or other securities, in cash or otherwise.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of Merrill Lynch, provided that (1) Merrill Lynch receives a signed lock-up agreement for the balance of the lock-up period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i)	as a bona fide gift or gifts; or

Exhibit B-1

(ii)	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(iii)	as a distribution to unitholders of the undersigned; or

(iv)	to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned.

Notwithstanding the foregoing, if:

(1) during the last 17 days of the 60-day lock-up period, the Partnership issues an earnings release or material news or a material event relating to the Company occurs; or

(2) prior to the expiration of the 60-day lock-up period, the Partnership announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the 60-day lock-up period, the restrictions imposed by this lock-up agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless Merrill Lynch waives, in writing, such extension.

Furthermore, the undersigned may sell Common Units of the Partnership purchased by the undersigned on the open market following the Public Offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Partnership’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

Very truly yours,

Signature:
Print Name:

Exhibit B-2